Exhibit 10.5

[Letterhead of Joh. Berenberg, Gossler & Co. KG]

To:

Grainger Maritime Corp.

and

TBS International plc

Attn. Mr. Fred Lepere

7th September 2011

Dear Sirs,

Loan Agreement dd. June 19, 2008, as amended and/or supplemented from time to time for the part—refinancing of the m/v “Ottawa Princess” (the “Loan Agreement”)

Your waiver request letter dd. August 17, 2011 (the “Waiver Request”)

With reference to the Waiver Request addressed to all Lenders of TBS, we are pleased to inform you that subject to the acceptance of the Waiver Request by all other lenders affected by the Waiver Request we agree to:

a)              a postponement of the repayment of the principal instalment of USD 217,000.00 being due and payable on September 30, 2011 for a maximum term of 2 1/2 months, until the earlier of

(i) December 15, 2011, or

(ii) the occurrence of any event of default other than those waived hereby

and

b)             a waiver of Clause 10.2(b) of the Loan Agreement re. the loan-to-value ratio until the earlier of

(i) December 15, 2011, or

(ii) the occurrence of any event of default other than those waived hereby.

Please note that we grant the a.m. waivers by exception. However, we are neither in a position to grant any further postponements of debt service nor to accept a deterioration of our collateral position which would include e.g. the increase of the balloon repayment or the extension of the loan’s term.

We consent to the waivers given by the other lenders condition that these are fully in line with the Waiver Request, and we acknowledge that any cross-default rights under our Loan Agreement will only apply after giving effect to such Waivers. During the forbearance period an additional interest margin of 2% p.a. will be charged on the outstanding loan amount.

As discussed earlier we deem it appropriate and in the interest of the other lenders’ position vis a vis our share that our loan may be transferred to a third party. Please advice of any progress made in this respect.

Yours faithfully,

Joh. Berenberg, Gossler & Co. KG
/s/ Schultheis	/s/ Speer
(Schultheis)	(Speer)